Contact:	Contact:
Trans World Entertainment	The MWW Group
John J. Sullivan	Rich Tauberman
EVP, Chief Financial Officer	(rtauberman@mww.com)
(518) 452-1242	(201) 507-9500

TRANS WORLD ANNOUNCES APPOINTMENT OF BRETT BREWER
TO COMPANY’S BOARD OF DIRECTORS

     Albany, NY, December 12, 2006 -- Trans World Entertainment Corporation (Nasdaq: TWMC) announced today that Brett Brewer has been appointed to the Company’s Board of Directors. Mr. Brewer is currently President and a member of the Board of Directors of Adknowledge, a leading online advertising technology firm. He previously served as President and co-founder of Intermix Media, the publicly-traded parent of Myspace.com. The appointment of Mr. Brewer increases the number of members of Trans World’s Board of Directors to nine.

     "Brett is a true internet visionary and expert in online marketing, bringing Trans World a unique perspective as the Company expands its focus on digital entertainment and aggressively develops new avenues to provide consumers with all things entertainment," commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “His experience and knowledge make him an important addition to our team. I am pleased to have Brett on our Board and look forward to working with him.”

     Mr. Brewer is a leading Internet pioneer with an influential voice in the dynamic, growing online advertising industry. He has built several Internet businesses since graduating from UCLA in 1996, the largest of which was Intermix Media which he sold to NewsCorp for $673 million in October 2005. In his latest venture at Adknowledge.com, Mr. Brewer is leading the growth of the behavioral based advertising company which was recognized as a Red Herring Top 200 Company for 2006. He is an angel investor in several technology start-ups and active in a number of community and charitable organizations including Big Brothers of Los Angeles and Bizworld.org, a children’s education organization.

     Trans World Entertainment is a leading specialty retailer of music, video and video game products. The Company operates over 1,100 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico under various brands. The Company is in the process of consolidating the majority of its stores (Coconuts Music and Movies, Strawberries Music, Wherehouse, Sam Goody and Spec's) under the name f.y.e. for your entertainment. The Company also operates over 185 video only stores primarily under the Suncoast brand and on the web at www.fye.com, www.coconuts.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission